Exhibit 99.1

News Release
Media Contact:	Lauren C. Steele Senior VP—Corporate Affairs 704-557-4551
Investor Contact:	James E. Harris Senior VP –Shared Services & CFO 704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE

February 27, 2015	Quoted: The NASDAQ Stock Market (Global Select Market)

Coca-Cola Bottling Co. Consolidated Announces Closing of Transaction to

Expand Franchise Territory

• Territory includes Louisville, KY and Evansville, IN

• Additional phase of previously-announced franchise territory expansion

CHARLOTTE, NC—Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE), the nation’s largest independent Coca-Cola bottler, today announced it has closed its previously disclosed agreement with an affiliate of The Coca-Cola Company to expand the bottler’s franchise territory to include Louisville, KY and Evansville, IN. This closing represents an additional phase of the proposed franchise territory expansion described in the previously-announced Letter of Intent from April 2013 between the Company and The Coca-Cola Company.

As previously disclosed, the Company has signed definitive agreements with an affiliate of The Coca-Cola Company to exchange the bottler’s franchise territory in Jackson, TN for territory currently served by Coca-Cola Refreshments USA, Inc. (CCR), a wholly-owned subsidiary of The Coca-Cola Company, in Lexington, KY and to expand the bottler’s franchise territory to include Paducah and Pikeville, KY. The territory expansion transactions covered by these agreements are expected to close this spring.

Headquartered in Charlotte, NC, Coca-Cola Consolidated is the nation’s largest independent Coca-Cola bottler with franchise territories in twelve states. The Company’s current major markets include: Charlotte, Raleigh, Wilmington, Greenville, the Triad, and Asheville in NC; Greenville, Columbia, and Charleston in SC; Charleston, Beckley, and Parkersburg in WV; Roanoke and Bristol in VA; Cleveland, Nashville, Johnson City, Morristown and Knoxville in TN; Louisville in KY, Evansville in IN, Columbus and Albany in GA; Mobile, AL; Panama City, FL; and Biloxi, MS.

Cautionary Information Regarding Forward-Looking Statements

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for our performance in future periods and management’s expectations for completing the proposed territory expansion described in the Letter of Intent between the Company and The Coca-Cola Company entered into in April 2013. These statements include, among others, statements regarding the time frame for completing the proposed territory expansion and other potential opportunities for profitably growing our business as well as our plans for continuing to innovate and evolve packaging and marketing strategies to respond to ever-changing consumer tastes.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Implementation of the balance of the proposed territory expansion described in the April 2013 Letter of Intent is subject to negotiation and execution of definitive agreements with The Coca-Cola Company and its affiliates for and consummation of specific territory expansion transactions. Among the other events or uncertainties which could adversely affect our performance in future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; consolidation of raw material suppliers could impact our profitability; increased purchases of finished goods subject us to incremental risks that could impact our profitability; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident claims costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes affecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; impact of obesity and health concerns on product demand; public policy challenges regarding the sale of soft drinks in schools; the impact of volatility in the financial markets on access to the credit markets; the impact of acquisitions or dispositions of bottlers by their franchisors; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended December 29, 2013 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.

—Enjoy Coca-Cola—